Exhibit 99.1

Atlas Financial Holdings Provides Update
Regarding Sale of Additional Legacy Assets to Buckle;
Company’s Primary Focus Now on Execution of MGA Strategy

Chicago, Illinois (November 5, 2020) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“Atlas” or the “Company”) today announced the execution of a Stock Purchase Agreement relating to certain legacy insurance company assets as described below. This transaction is another step consistent with the Company’s shift to a managing general agency (“MGA”) based strategy leveraging its technology, analytics and specialized expertise in niche commercial auto insurance segments.

Following the Company’s strategic transition in 2019, Atlas has continued to cultivate its MGA operation through partnerships with external insurance and reinsurance partners. This allows the Company to leverage its focus, experience and infrastructure to create value for stakeholders. Atlas is also pursuing additional arrangements with the objective of establishing MGA relationships in connection with the Company’s other lines of business as well.

Management Commentary
Scott D. Wollney, Atlas’ President & CEO said “We recently announced the closing of the sale of Gateway Insurance Company to Buckle, a technology-driven financial services company, along with a MGA program focusing on taxi, livery, limousine and full-time transportation network company drivers. Buckle has become a very valuable partner in connection with Atlas’ MGA focused strategy. Our Teams have been working closely on a number of fronts and we look forward to continuing to expand this relationship. The collective focus both Atlas and Buckle have on the transportation network company, or TNC, sector is complementary. We are excited to continue to collaborate to deliver specialty products to this evolving segment in the gig-economy.”

Transaction Details
Effective November 2, 2020, American Insurance Acquisition, Inc. (“AIAI”), a subsidiary of the Company, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Buckle Corp. (“Buckle”) and the Director of Insurance of the State of Illinois, Robert Muriel (the “Director”), acting solely in his capacity as the statutory and court-affirmed successor to and liquidator (the “Liquidator”) of American Service Insurance Company, Inc., an indirect subsidiary of the Company, and its wholly-owned subsidiary American Country Insurance Company (collectively, “ASIC/ACIC”), each in liquidation. Pursuant to the Stock Purchase Agreement and subject to closing conditions, including certain insurance regulatory approvals, Buckle will acquire the stock (and thereby the charter and all rights to the state insurance licenses) of ASIC/ACIC (the “Shares”). The timing of such approvals may be impacted by COVID-19. Written court orders were entered on August 11, 2020 and November 4, 2020 liquidating ASIC/ACIC and approving the sale of the stock in, and channeling of the charter and rights to all licenses of, ASIC/ACIC; the parties await approval from the Illinois Department of Insurance.

The purchase price for the Shares (the “Purchase Price”), which will be paid to the Liquidator on behalf of the ASIC/ACIC liquidation Estates, is comprised of a Closing Payment and a holdback amount, subject to further adjustment six months following the closing date. The “Closing Payment” will be calculated as the sum of the following:

(i)    Eighty Thousand Dollars ($80,000) for each insurance license that is not restricted by state insurance regulators as of the closing; plus
(ii)    Forty Thousand Dollars ($40,000) for each insurance license that is restricted but not cancelled by state insurance regulators as of the closing.

ASIC/ACIC currently collectively have 43 unrestricted licenses plus 20 restricted licenses. Among other factors, closing is contingent upon at least 40 state licenses being unrestricted in at least 36 states.

A holdback amount will be paid within five (5) business days following the date that is six (6) months following the closing date, which will be calculated based on the status of licenses that may change following closing. The final Purchase Price will be increased or decreased based the same amount per license type used to determine the Closing Payment should licenses that were restricted or unrestricted at closing change status.
Upon closing, affiliates of Buckle and affiliates of AIAI intend to expand their existing general agency agreement relating to the transition of qualifying taxi, livery and limousine insurance business written by Anchor Group Management, Inc., a wholly-owned indirect subsidiary of the Company (“AGMI”), to include ASIC/ACIC, as well as a program framework agreement relating to future administrative support to be provided by AIAI and AGMI in connection with the operation of ASIC/ACIC. The parties also intend to continue discussing a claim handling arrangement with the Liquidator following the closing. Effective June 16, 2020, Buckle acquired the stock, charter, and state licenses of Gateway Insurance Company (“GIC”), which was another indirect subsidiary of the Company in state court liquidation proceedings. By court order entered October 30, 2020, the liquidation estates of GIC, ASIC and ACIC were consolidated.

The description of the Stock Purchase Agreement contained herein is a summary description only and is qualified in its entirety by the terms of the Stock Purchase Agreement. Closing is subject to regulatory approvals and other contingencies. There can be no assurance that these contingencies will be met.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, nonemergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. The Company’s strategy is focused on leveraging its managing general agency operation (“AGMI”) and its insuretech digital platform (“optOn”). For more information about Atlas, please visit www.atlas-fin.com , www.agmiinsurance.com , and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the effects and duration of the COVID-19 outbreak, the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent periodic reports. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                    Investor Relations
Atlas Financial Holdings, Inc.                The Equity Group Inc.
Scott Wollney, CEO                    Adam Prior, Senior Vice President
847-700-8600                        212-836-9606
swollney@atlas-fin.com                    aprior@equityny.com
www.atlas-fin.com                     www.theequitygroup.com